JWGenesis
   FINANCIAL CORP.

JWGenesis Financial Corp. Shareholders
Approve Merger With First Union

BOCA RATON, FLORIDA -- Dec. 12, 2000--JWGenesis Financial Corp. (AMEX:JWG) today announced the approval by the Company's shareholders of the Agreement and Plan of Merger, as amended, between the Company and First Union Corporation. At a special meeting of shareholders held on December 12, 2000, shareholders representing approximately 68% of the Company's outstanding shares voted in favor of the merger.

Pursuant to the merger agreement, each issued and outstanding share of the Company's common stock would be converted into the right to receive a cash payment of between $10 and $12 per share. The specific amount of the cash payment will not be known until the closing of the merger, because it will be based on the percentage of aggregate trading commissions earned by the Company for the twelve months ended July 31, 2000 that were produced by registered representatives who were affiliated with the Company as of August 31, 2000, and who both sign agreements to affiliate with the Company as independent contractors for calendar year 2001 and actually continue as registered representatives of the Company on the merger closing date. Using this formula, the cash payment to the Company's shareholders, if the merger is consummated, will be $10 per share, if the percentage is less than 90%; $11 per share, if the percentage is at least 90% but less than 95%; or $12 per share if the percentage is 95% or more.

The Company reported that, as of December 11, 2000, it has received signed agreements with registered representatives whose aggregate production under the formula is between 90% and 95%. Joel E. Marks, the Company's Vice Chairman and Chief Operating Officer, stated: "We are continuing our efforts to procure additional agreements and to retain our registered representatives through the merger closing date. We have in place a program that uses financial incentives to help us do so, but we can provide no assurance that we will be successful at increasing the merger price above $10 per share."

Consummation of the merger remains subject to certain closing conditions. The Company expects the merger to be completed in early January 2001.

JWGenesis Financial Corp., headquartered in Boca Raton, Florida, provides a wide range of financial services to individuals, businesses and other brokerage firms through its wholly-owned subsidiaries: JWGenesis Securities, Inc., JWGenesis Financial Services, Inc. and JWGenesis Financial Group, Inc.

    CONTACT: Margo Vuicich, Senior Vice President (561) 338-2721

Certain statements in this release regarding the expected future business and prospects of First Union Corporation and JWGenesis Financial Corp. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties discussed in the 1999 Annual Report on Form 10-K of the companies.